150203

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Amendment to Certificate of Designation Before Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT **ABOVE SPACE IS FOR OFFICE USE ONLY**

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955 - Before Issuance of Class or Series)

1. Name of corporation:

MINDPIX CORPORATION

2. The original class or series of stock set forth:

SERIES A PREFERRED SHARES

3. By a resolution of the board of directors the original class or series is amended as follows:

The Company is amending the Series A Preferred Shares to change the number of common shares into which the shares can be converted and to change the voting rights attached to such shares. Each share shall be worth $1.50 and convertible into common shares at a value of $.0003 per common share. Voting rights shall be equal to the number of common shares into which the Preferred Shares may be converted multiplied by 10. **Please see attached pages.**

4. As of the date of this certificate no shares of the class or series of stock have been issued.

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

DocuSigned by:
Victor Siegel
40646E42B8844EE...

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Amend Designation - Before
Revised: 1-5-15

DESIGNATION OF SERIES A CONVERTIBLE PREFERRED STOCK

(a) Designation. The series of Preferred Stock created hereby shall be designated the Series A Convertible Preferred Stock (the “Series A Convertible Preferred Stock”).

(b) Authorized Shares. The number of shares of Series A Convertible Preferred Stock shall be 40,000 (Forty Thousand) shares.

(c) Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, after setting apart or paying in full the preferential amounts due to holders of senior capital stock, if any, the holders of Series A Preferred Stock and parity capital stock, if any, shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of junior capital stock, including Common Stock, an amount equal to $1.50 per share. Neither the consolidation or merger of the Corporation nor the sale, lease or transfer by the Corporation of all or a part of its assets shall be deemed a liquidation, dissolution or winding up of the Corporation for purposes of this Section (c).

(d) Dividends. The Series A Convertible Preferred Stock shall receive dividends on the same basis as the Common Stock of the Company based upon the number of shares into which each share of Series A Convertible Preferred may be converted as per the below.

(e) Conversion Rights. The Series A Preferred Stock shall be convertible in at least 100 (ONE Hundred) share increments, each increment, at the time of conversion, will represent 500,000 (Five Hundred Thousand) shares of the Corporation’s common stock.

(i) Conversion Procedure. The holder shall effect conversion by surrendering the certificate(s) evidencing the Series A Convertible Preferred Stock to be converted to the Corporation, together with a form of conversion notice satisfactory to the Corporation, which shall be irrevocable. If the holder is converting less than all of the shares of Series A Convertible Preferred Stock represented by the certificate tendered, the Corporation shall promptly deliver to the holder a new certificate evidencing the Series A Convertible Preferred Stock not converted. Not later than five (5) trading days after the conversion date, the Corporation will deliver to the holder, a certificate or certificates, which shall be subject to restrictive legends and trading restrictions required by law, evidencing the number of shares of Common Stock being acquired upon the conversion; provided, however, that the Corporation shall not be obligated to issue such certificates until the certificates evidencing the Series A Convertible Preferred Stock are delivered to the Corporation.

(ii) Adjustments on Reclassifications, Consolidations and Mergers. In case of reclassification of the Common Stock, any consolidation or merger of the Corporation with or into another person, the sale or transfer of all or substantially all of the assets of the Corporation or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, then each holder of Series A Convertible Preferred Stock then outstanding shall have the right thereafter to convert such Series Convertible A Preferred Stock only into the shares of stock and other securities and property receivable upon or deemed to be held by holders of Common Stock following such reclassification, consolidation, merger, sale, transfer or share exchange, and the Holder shall be entitled upon such event to receive such amount of securities or property as the shares of the Common Stock into which such Series A Convertible Preferred Stock could have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange would have been entitled. The terms of any such consolidation, merger, sale, transfer or share exchange shall include such terms so as to continue to give the Holder the right to receive the securities or property set forth in this paragraph (e)(ii) upon any conversion following such consolidation, merger, sale, transfer or share exchange. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

(iii) Fractional Shares; Issuance Expenses. Upon a conversion of Series A Convertible Preferred Stock, the Corporation shall not be required to issue stock certificates evidencing fractions of shares of Common Stock, but shall issue that number of shares of Common Stock rounded to the nearest whole number.

The issuance of certificates evidencing shares of Common Stock on conversion of Series A Convertible Preferred Stock shall be made without charge to the Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder, and the Corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(f) Voting Rights. The holders of Series A Convertible Preferred Stock shall have the right to vote on matters that call for a vote owners of Common Stock and shall have 10 votes for each share of common stock to which the Series A Convertible Preferred Stock held by a holder is so convertible. The holders of Series A Convertible Preferred Stock shall have the right to vote on all matters that impact the rights, preferences or other matters related to the Series A Preferred Stock as required by law.

(g) Reservation of Shares of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Series A Convertible Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the holders of Series A Convertible Preferred Stock, such number of shares of Common Stock as shall be issuable upon the conversion of the outstanding Series A Convertible Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding Series A Convertible Preferred Stock, the Corporation will take such corporate action necessary to increase its authorized shares of Common Stock to such number as shall be sufficient for such purpose. All shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and non-assessable.

(h) Redemption by Corporation. The Corporation may from time-to-time redeem the Series A Preferred Stock at a $3 per share with a minimum redemption of 1,000 shares, pro-rata amongst all the Holders of the Series A Preferred Stock.

(i) Notwithstanding anything to the contrary contained herein, the number of Conversion Shares that may be acquired by the Shareholder upon conversion of the Preferred Share (or otherwise in respect hereof) shall be limited to the extent necessary to ensure that, following such conversion (or other issuance), the total number of shares of Common Stock then beneficially owned by such Shareholder and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the 1934 Act, does not exceed 4.999% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder. By written notice to the Company, a Shareholder may waive the provisions of this Section as to itself but any such waiver will not be effective until the 61st day after delivery thereof and such waiver shall have no effect on any other Subscriber.